UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2024

FLORA GROWTH CORP.
(Exact name of registrant as specified in its charter)

Ontario	001-40397	Not Applicable
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3230 W. Commercial Boulevard, Suite 180
 Fort Lauderdale, Florida, United States 33309
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (954) 842-4989

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Shares, no par value	FLGC	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Director

On December 5, 2024, Mr. Brendan Cahill resigned as a director of Flora Growth Corp., a corporation organized under the laws of the province of Ontario (the "Company"). Mr. Cahill did not resign as a result of any disagreement with the Company or any matter relating to the Company's operations, policies or practices.

Appointment of Directors and Officer

On December 5, 2024, the Board of Directors (the "Board") appointed Mr. Sammy Dorf as a non-independent director of the Board. Mr. Dorf's initial term as a director will expire at the Company's next annual meeting of stockholders or his earlier resignation or removal.

In connection with his appointment to the Board, Mr. Dorf, age 40, is also being appointed as an executive officer of the Company effective December 5, 2024 and will hold the position of Executive Chairman of the Board.

Mr. Dorf is Co-Founder and former Chief Growth Officer of Verano Holdings Corp. (“Verano”) – a vertically integrated United States cannabis company with revenues exceeding $925 million as per the latest annual reporting period. He was with Verano from October 2015 to March 2024. From November 2023 to the present, he has been the founder of Dreamlife Consulting. He was instrumental in Verano’s growth; his achievements include raising capital, securing more than 40 licenses across 14 states, and building its operations in markets such as Illinois, Maryland, Nevada, Pennsylvania, and Ohio. A criminal defense attorney turned cannabis entrepreneur; he has had a key role in many deals in the cannabis space.

As of the date of this Current Report on Form 8-K, there is no material plan, contract or arrangement (whether or not written) entered into between the Company and Mr. Dorf relating to his appointment as the Company's Executive Chairman of the Board, and, as of this Current Report on Form 8-K, Mr. Dorf has not received any grant or award, or any modification thereto, under any such plan, contract or arrangement in connection with his appointment. However, it is expected that the Company and Mr. Dorf will enter into an Executive Chairman Agreement whereby Mr. Dorf will receive a base salary and a grant of stock appreciation rights in connection with his role as Executive Chairman of the Board. The terms of such Executive Chairman Agreement are still being negotiated. Mr. Dorf will not receive any compensation for his role as a director of the Board.

As of the date of this Current Report on Form 8-K, neither Mr. Dorf nor any of his immediate family members is a party, either directly or indirectly, to any transaction that would be required to be reported under Item 404(a) of Regulation S-K. Mr. Dorf does not have any family relationship with any director or executive officer of the Company.

On December 5, 2024, the Board appointed Mr. Manfred Leventhal as an independent director and member of each of the Company's audit committee, compensation committee and nominating and corporate governance committee.

In connection with his appointment, the Board has determined that Mr. Leventhal (i) meets the requirements for audit committee service contained in Nasdaq Listing Rule 5605(c)(2)(A); (ii) is an "independent director" as contemplated by Nasdaq Listing Rule 5605(b)(1); and (iii) is an "audit committee financial expert," as defined in Item 407(d)(5)(ii) of Regulation S-K. Mr. Leventhal's initial term will expire at the Company's next annual meeting of stockholders or his earlier resignation or removal. As of the date of this Current Report on Form 8-K, neither Mr. Leventhal nor any of his immediate family members is a party, either directly or indirectly, to any transaction that would be required to be reported under Item 404(a) of Regulation S-K, nor is Mr. Leventhal party to any understanding or arrangement pursuant to which he was appointed as a director. Mr. Leventhal does not have any family relationship with any director or executive officer of the Company.

Mr. Leventhal will be compensated in accordance with the Company's standard compensation policies and practices for the Board, the components of which were disclosed in the Company's Form 10-K filed with the Securities and Exchange Commission on March 28, 2024.

After giving effect to Mr. Leventhal's appointment, the audit committee of the Board has three independent members as required by Nasdaq Listing Rule 5605(c)(2)(A). The Company informed Nasdaq of the foregoing on December 5, 2024. As a result of the foregoing, the Company expects Nasdaq to confirm that it has regained compliance with the audit committee composition requirements of Nasdaq Listing Rule 5605(c)(2)(A).

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FLORA GROWTH CORP.

Date: December 11, 2024	By:	/s/ Clifford Starke
	Name:	Clifford Starke
	Title:	Chief Executive Officer